UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2017

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[] Emerging growth company

[] If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.03          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 22, 2017, ICF International, Inc. (the “Company”) entered into an International Swap Dealers Association, Inc. Master Agreement (“Master Agreement”) with Citizens Bank of Pennsylvania (“Citizens”). The Master Agreement permits the Company to enter into certain derivative and/or hedging transactions (“Transactions”) to manage the risk relating to interest rate volatility.

The Master Agreement was executed pursuant to the Company’s Amended and Restated Business Loan and Security Agreement with a syndication of 11 commercial banks (the “Credit Facility”). The Company has the ability to borrow funds under its Credit Facility at interest rates based on both LIBOR and prime rates, at its discretion, plus their applicable margins.

On August 31, 2017, pursuant to the Master Agreement with Citizens, the Company entered into a swap transaction utilizing a notional amount of $25 million, with an effective date of August 31, 2018 and a maturity date of August 31, 2023. The Transaction will be governed by the Master Agreement, including the related Schedule to the Master Agreement. The swap transaction is intended to mitigate the Company’s interest rate risk as it provides for the Company to pay a fixed rate of 1.8475% per annum plus the applicable margin pursuant to the Credit Facility. Notwithstanding the terms of the interest rate swap transaction, the Company is ultimately obligated for all amounts due and payable under the Credit Facility. The Company may enter into additional Transactions in the future from time to time.

Citizens and its affiliates perform and may in the future perform, for the Company and its subsidiaries, various commercial banking and transfer agent services, for which they will receive customary fees and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: September 6, 2017	By: /s/ James C. Morgan
James C. Morga
Chief Financial Officer